EXHIBIT 23.01

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.s 33-16749, 33-33564, 33-44702, 33-51754, 33-53349, 33-53351, 33-53355, 333-18997, 333-19001, 333-41935, 333-63315, 333-74973, 333-74977, 333-96035, 333-73150, 333-122257, and 333-122396) of our reports dated June 30, 2005, with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation included in the Annual Report (Amendment No. 1 to Form 10-K/A) for the year ended May 31, 2005.

/s/ ERNST & YOUNG LLP

San Francisco, California

December 23, 2005